Exhibit 99.1

CUMULUS MEDIA ANNOUNCES STATION SWAPS

WITH TOWNSQUARE MEDIA

ATLANTA, APRIL 30, 2012 – Cumulus Media, the nation’s largest pure-play radio broadcaster, announces the sale of 55 stations in 11 non-strategic markets to Townsquare Media in exchange for the acquisition of 10 radio stations in two markets plus $116 million in cash.

The transaction is part of Cumulus’s ongoing plan to focus on radio stations in top markets and geographically strategic regional clusters.

“This transaction represents strategic portfolio management which enables us to focus on accretive large market consolidation as well as further de-leveraging of our balance sheet,” said Lew Dickey, CEO of Cumulus.

As part of the transaction, Cumulus is acquiring 10 stations in Bloomington, IL, and Peoria, IL.

The stations being sold by Cumulus to Townsquare reside in the following markets: Augusta, ME; Bangor, ME; Binghamton; NY, Bismarck, ND; Grand Junction, CO; Killeen-Temple, TX, New Bedford, MA, Odessa-Midland, TX; Presque Isle, ME; Sioux Falls, SD and Tuscaloosa. AL

UBS Investment Bank acted as financial advisor and Jones Day acted as legal advisor to Cumulus in connection with the transaction.

About Cumulus Media

Cumulus Media (NASDAQ: CMLS) is the largest pure-play radio broadcaster in the United States with approximately 570 stations in 120 U.S. cities and a fully-distributed network serving more than 4,500 affiliates nationwide. The company’s radio and digital brands target numerous large and demographically-distinct audiences in each of these markets. Cumulus strives to create the next generation radio broadcasting enterprise, based on great people and technological excellence that will provide high quality, local programming choices for Cumulus listeners, targeted audiences with disposable income and buying preferences for its advertisers, challenging career environments for its employees and value opportunities for its shareholders. For more information, visit cumulus.com.

#    #    #

Contact:

Davidson Goldin

Goldin Solutions (for Cumulus)

212 319 3451 x640

david@goldinsolutions.com